Term sheet No. 245VV To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement VV dated November 8, 2007	Registration Statement No. 333-137902 Dated November 16, 2007; Rule 433

Deutsche Bank AG, London Branch

$

Buffered Absolute Return Barrier Securities Linked to the Russell Midcap® Index due on or about May 29*, 2009

General

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Buffered Absolute Return Barrier Securities linked to the Russell Midcap® Index due May 29*, 2009 (the “securities”) are designed for investors who seek to profit from moderate movements in either direction in the Russell Midcap® Index during the Observation Period and who are willing to forgo coupon payments during the term of the securities and to lose up to 85.00% of their initial investment if the Index declines.

•	Senior unsecured obligations of Deutsche Bank AG due May 29*, 2009.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000.
•	The securities are expected to price on or about November 26*, 2007 and are expected to settle on or about November 29*, 2007 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.
Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA to securities, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Index:	The Russell Midcap® Index (the “Index”).
Issue Price:	100.00% of the face amount.
Buffer Level:	15.00%
Payment at Maturity:

If the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, your payment at maturity per $1,000 security face amount will be calculated as follows:

$1,000 + ($1,000 x Absolute Index Return)
If the Index closes either above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, your payment at maturity will be calculated as follows:

•      if the Final Level is greater than the Initial Level or if the Final Level declines from the Initial Level but such decline is less than or equal to the Buffer Level, you will receive a cash payment of $1,000 per $1,000 security face amount;

•      if the Final Level is less than the Initial Level by more than the Buffer Level, for every 1.00% that the Final Level is less than the Initial Level by more than the Buffer Level, you will lose an amount equal to 1.00% of the face amount of your securities. Accordingly, if the Index Return is less than -15.00%, your payment at maturity per $1,000 security face amount will be calculated as follows:

$ 1,000 + ($1,000 x (Index Return + Buffer Level)).
In this case, if the Final Level declines from the Initial Level by more than the Buffer Level of 15.00%, you could lose up to $850 per $1,000 face amount of the securities.
Index Return:	Final Level – Initial Level Initial Level
Absolute Index Return:	The absolute value of the Index Return.
Upside Barrier:	Approximately 50.00%. The actual Upside Barrier will be determined on the Trade Date.
Downside Barrier:	Approximately 15.00%. The actual Downside Barrier will be determined on the Trade Date.
Upper Index Barrier:	Initial Level x (1 + Upside Barrier)
Lower Index Barrier:	Initial Level x (1 – Downside Barrier)
Initial Level:	The Index closing level on the Trade Date.
Final Level:	The Index closing level on the Final Valuation Date.
Observation Period:	The period commencing on (and including) the Trade Date to (and including) the Final Valuation Date.
Trade Date:	November 26*, 2007
Final Valuation Date:	May 26*, 2009, subject to postponement as described in the accompanying product supplement under “Description of Securities – Payment at Maturity.”
Maturity Date:	May 29*, 2009, subject to postponement as described in the accompanying product supplement under “Description of Securities – Payment at Maturity.”
CUSIP:	2515A0 GB 3
ISIN:	US2515A0GB35

*Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the securities remains the same.

†	A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement VV dated November 8, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement VV dated November 8, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507240202/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity for a $1,000 security face amount for a hypothetical range of performance for the Index Return from -100.00% to +100.00% and assumes an Initial Level of 1021.06, an Upside Barrier of 50.00% and an Upper Index Barrier of 1531.59, a Downside Barrier of 15.00% and a Lower Index Barrier of 867.90 (the actual Initial Level, Upside Barrier, Upper Index Barrier, Downside Barrier and Lower Index Barrier will be determined on the Trade Date) and a Buffer Level of 15.00%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		Index Never Closes Above the Upper Index Barrier or Below the Lower Index Barrier on any Trading Day During the Observation Period		Index Closes Above the Upper Index Barrier or Below the Lower Index Barrier on at Least One Trading Day During the Observation Period
Final Level	Index Return (%)	Payment at Maturity($)	Return on Security (%)	Payment at Maturity($)	Return on Security (%)
2042.12	100.00%	N/A	N/A	$1,000.00	0.00%
1786.86	75.00%	N/A	N/A	$1,000.00	0.00%
1531.59	50.00%	$1,500.00	50.00%	$1,000.00	0.00%
1184.43	16.00%	$1,160.00	16.00%	$1,000.00	0.00%
1143.59	12.00%	$1,120.00	12.00%	$1,000.00	0.00%
1102.74	8.00%	$1,080.00	8.00%	$1,000.00	0.00%
1061.90	4.00%	$1,040.00	4.00%	$1,000.00	0.00%
1021.06	0.00%	$1,000.00	0.00%	$1,000.00	0.00%
980.22	-4.00%	$1,040.00	4.00%	$1,000.00	0.00%
939.38	-8.00%	$1,080.00	8.00%	$1,000.00	0.00%
898.53	-12.00%	$1,120.00	12.00%	$1,000.00	0.00%
867.90	-15.00%	$1,150.00	15.00%	$1,000.00	0.00%
816.85	-20.00%	N/A	N/A	$950.00	-5.00%
765.80	-25.00%	N/A	N/A	$900.00	-10.00%
510.53	-50.00%	N/A	N/A	$650.00	-35.00%
255.27	-75.00%	N/A	N/A	$400.00	-60.00%
0.00	-100.00%	N/A	N/A	$150.00	-85.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Index increases by 12.00% from the Initial Level of 1021.06 to a Final Level of 1143.59, and the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period. Because the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier, the investor receives a payment at maturity of $1,120 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount  =  $1,000  +  Absolute value of ($1,000  x  [(1143.59  –  1021.06)/1021.06])  =  $1,120

Example 2: The level of the Index declines by 12.00% from the Initial Level of 1021.06 to a Final Level of 898.53, and the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period. Because the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier, the investor receives a payment at maturity of $1,120 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount  =  $1,000  +  Absolute value of ($1,000  x  [(898.53  –  1021.06)/1021.06])  =  $1,120

Example 3: The level of the Index closes above the Upper Index Barrier on at least one trading day during the Observation Period and ultimately declines by 12.00% from the Initial Level of 1021.06 to a Final Level of 898.53. Because the level of the Index has closed above the Upper Index Barrier and the decline in the Index from the Initial Level to the Final Level does not exceed the Buffer Level of 15.00%, the investor receives a payment at maturity of $1,000 per $1,000 security face amount.

Payment at maturity per $1,000 security face amount  =  $1,000

Example 4: The level of the Index closes below the Lower Index Barrier on at least one trading day during the Observation Period and ultimately declines by 12.00% from the Initial Level of 1021.06 to a Final Level of 898.53. Because the level of the Index has closed below the Lower Index Barrier and the decline in the Index from the Initial Level to the Final Level does not exceed the Buffer Level of 15.00%, the investor receives a payment at maturity of $1,000 per $1,000 security face amount.

Payment at maturity per $1,000 security face amount  =  $1,000

Example 5: The level of the Index closes above the Upper Index Barrier on at least one trading day during the Observation Period and ultimately increases by 16.00% from the Initial Level of 1021.06 to a Final Level of 1184.43. Because the level of the Index has closed above the Upper Index Barrier and the Final Level is greater than the Initial Level, the investor will receive a payment at maturity of $1,000 per $1,000 security face amount.

Payment at maturity per $1,000 security face amount  =  $1,000

Example 6: The level of the Index closes below the Lower Index Barrier on at least one trading day during the Observation Period and ultimately declines by 100.00% from the Initial Level of 1021.06 to a Final Level of 0. Because the level of the Index has closed below the Lower Index Barrier and the decline in the Index from the Initial Level to the Final Level exceeds the Buffer Level of 15.00%, the investor will receive a payment at maturity of $150.00 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount  =  $1,000  + Absolute value of  [$1,000  x  ((0  -  1021.06)/1021.06  +  0.15)]  =  $150.00

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE SECURITIES IS LIMITED – At maturity you will receive the face amount of your securities plus the product of such face amount and the Absolute Index Return only if the Index never closes above the Upper Index Barrier or below Lower Index Barrier on any trading day during the Observation Period. You will not benefit from any appreciation of the Index beyond the Upper Index Barrier or any decrease of the Index below the Lower Index Barrier. If the Final Level declines from the Initial Level by more than the Buffer Level, you could lose up to 85.00% of your initial investment.

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LIMITED PROTECTION AGAINST LOSS – If the Index closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, the payment at maturity of the face amount of your securities will be exposed to any decline in the Final Level, as compared to the Initial Level, beyond the Buffer Level of 15.00%. In this case, for every 1.00% decline beyond 15.00%, you will lose an amount equal to 1.00% of the face amount of your securities. For example, an Index Return of -25.00% will result in a 10.00% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF THE RUSSELL MIDCAP® INDEX — The return on the securities is linked to the performance of the Russell Midcap® Index. The Russell Midcap® Index measures the performance of the 800 smallest companies in the Russell 1000 Index, which represent approximately 31% of the total market capitalization of the Russell 1000® Index. The Russell Midcap® Index is designed to track the performance of the medium capitalization segment of the U.S. equity market. See “The Russell Midcap® Index” in this term sheet.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES – You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Subject to the limitations described therein, although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the securities (including alternative treatments), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or in any of the component stocks underlying the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your initial investment in excess of $150 per $1,000 security face amount. The return on the securities at maturity is linked to the performance of the Index and will depend on whether the Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period. Your investment will be exposed to any decline in the Final Level, as compared to the Initial Level, beyond the 15.00% Buffer Level. Accordingly, you could lose up to $850 for each $1,000 security face amount that you invest.

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THE SECURITIES HAVE CERTAIN BUILT-IN COSTS – While the payment at maturity described in this term sheet is based on the full face amount of your securities, the original issue price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Index on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	whether the Index closing level has exceeded the Upper Index Barrier or declined below the Lower Index Barrier on any trading day during the Observation Period;

•	the expected volatility of the Index;

•	the time to maturity of the securities;

•	the market price and dividend rate on the component stocks underlying the Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index and any changes to the component stocks underlying it;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN A SECURITY ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of a security, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of a security are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment, the timing and/or character of income on a security might differ materially and adversely from the description herein. You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in a security (including alternative treatments), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Russell Midcap® Index

We have derived all information contained in this term sheet regarding the Russell Midcap® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Frank Russell Company (“Frank Russell”). The Russell Midcap® Index was developed by Frank Russell and is calculated, maintained and published by Frank Russell. We make no representation or warranty as to the accuracy or completeness of such information.

The Russell Midcap® Index is designed to track the performance of the medium capitalization segment of the U.S. equity market. The Index measures the composite price performance of stocks of 800 companies (the “Component Stocks”) domiciled in the U.S. and its territories and consists of the smallest 800 companies included in the Russell 1000 Index, a subset index of the Russell 3000® Index. The Russell 1000® Index includes the largest 1000 companies in the Russell 3000 representing 92% of the U.S. market. The Russell Midcap® Index represents approximately 31% of the total market capitalization of the Russell 1000.

Selection of stocks underlying the Russell Midcap® Index. The Russell 3000® Index contains the largest 3,000 companies incorporated in the United States and its territories. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Russell 1000® Index and the Russell Midcap® Index, a company’s stocks must be listed on May 31 of a given year and Frank Russell must have access to documentation verifying the company’s eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. indexes at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000® Index and, consequently, the Russell 1000® Index and the Russell Midcap® Index. The following securities are specifically excluded from the Russell Midcap® Index: (i) stocks traded on U.S. exchanges but domiciled in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights; and (iii) trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges. In addition, Berkshire Hathaway is excluded as a special exception.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell Midcap® Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Russell Midcap® Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective the last Friday of June each year. Changes in the constituents are pre-announced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments. As a capitalization-weighted index, the Russell Midcap® Index reflects changes in the capitalization, or market value, of the Component Stocks. A company’s shares are adjusted to include only those shares available to the public. The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investing opportunity set. Stocks are weighted in the Russell Midcap® Index by their available market capitalization, which is calculated by multiplying the primary price by the available shares.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in SEC corporate filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares — corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

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Corporate cross-owned shares — when shares of a company in the Russell Midcap® Index are held by another company also in the Russell Midcap® Index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

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Large private and corporate shares — large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the Russell Midcap® Index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies not in the Russell Midcap® Index, partnerships, insurance companies not in the Russell Midcap® Index, mutual funds, banks not in the Russell Midcap® Index or venture capital funds;

•	Unlisted share classes — classes of common stock that are not traded on a U.S. securities exchange; and

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Initial public offering lock-ups — shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

Corporate Actions Affecting the Russell Midcap® Index. The following summarizes the types of Russell Midcap® Index maintenance adjustments and indicates whether or not the Russell Midcap® Index adjustment is required.

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“No replacement” Rule – Securities that leave the Russell Midcap® Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions, or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell Midcap® Index over the year will fluctuate according to corporate activity.

•	Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or OTC bulletin boards on the floor of the Stock Exchange, the stock is deleted from the Russell Midcap® Index.

When acquisitions or mergers take place within the Russell Midcap® Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (e.g., Russell 1000® or Russell 2000®), the shares for the acquiring stock were not adjusted until month end.

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Deleted Stocks — Effective on January 1, 2002, when deleting stocks from the Russell Midcap® Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange. Exceptions: there may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

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Rule for Additions — The only additions between reconstitution dates are as a result of spin-offs. Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-

adjusted total market capitalization of the smallest security in the Russell Midcap® Index at the latest reconstitution.

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Rule for Corporate Action-Driven Changes — Beginning April 1, 2003 changes resulting from corporate actions will generally be applied at the open of the ex-date using the previous day’s closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

Updates to Share Capital Affecting the Russell Midcap® Index. Each month, the Russell Midcap® Index is updated for changes to shares outstanding as companies report changes in share capital to the SEC. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell Midcap® Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Pricing of Securities Included in the Russell Midcap® Index. Effective on January 1, 2002, primary exchange closing prices are used in the daily Russell Midcap® Index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily Russell Midcap® Index calculations.

License Agreement between Frank Russell and Deutsche Bank AG. Frank Russell and Deutsche Bank AG have entered into a non-exclusive license agreement providing for the license to Deutsche Bank AG and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell Midcap® Index, which is owned and published by Frank Russell, in connection with certain securities, including the securities.

The license agreement between Frank Russell and Deutsche Bank AG provides that the following language must be set forth in this pricing supplement.

The securities are not sponsored, endorsed, sold, or promoted by Frank Russell or any successor thereto or index owner, and neither Frank Russell nor any party hereto makes any representation or warranty whatsoever, whether express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Russell Midcap® Index to track general stock market performance or a segment of the same. Frank Russell’s publication of the Russell Midcap® Index in no way suggests or implies an opinion by Frank Russell as to the advisability of investment in any or all of the securities upon which the Russell Midcap® Index is based. Frank Russell’s only relationship to Deutsche Bank AG and its affiliates is the licensing of certain trademarks and trade names of Frank Russell and of the Russell Midcap® Index which is determined, composed and calculated by Frank Russell without regard to Deutsche Bank AG and its affiliates or the securities. Frank Russell is not responsible for and has not reviewed the securities nor any associated literature or publications and Frank Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Frank Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell Midcap® Index. Frank Russell has no obligation or liability in connection with the administration, marketing or trading of the securities.

“Russell Midcap® Index” and “Russell 3000® Index” are trademarks of Frank Russell Company and have been licensed for use by Deutsche Bank AG and its affiliates.

FRANK RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL MIDCAP® INDEX OR ANY DATA INCLUDED THEREIN AND FRANK RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FRANK RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL MIDCAP® INDEX OR ANY DATA INCLUDED THEREIN. FRANK RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL MIDCAP® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRANK RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Discontinuation of the Russell Midcap® Index; Alteration of Method of Calculation

If Frank Russell Company discontinues publication of the Russell Midcap® Index, and Frank Russell Company or another entity publishes a successor or substitute index that the calculation agent, determines, in its sole discretion, to be comparable to the discontinued Russell Midcap® Index (such index being referred to herein as a “Russell successor index”), then any Russell Midcap® Index closing level will be determined by reference to the level of such Russell successor index at the close of trading on the NYSE, the AMEX, the NASDAQ National Market or the relevant exchange or market for the Russell successor index on the Final Valuation Date.

Upon any selection by the calculation agent of a Russell successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If Frank Russell Company discontinues publication of the Russell Midcap® Index prior to, and such discontinuance is continuing on, the Final Valuation Date, and the calculation agent determines, in its sole discretion, that no successor index is available at such time, or the calculation agent has previously selected a Russell successor index and publication of such Russell successor index is discontinued prior to, and such discontinuation is continuing on, the Final Valuation Date, then the calculation agent will determine the Russell Midcap® Index closing level for such date. The Russell Midcap® Index closing level will be computed by the calculation agent in accordance with the formula for and the method of calculating the Russell Midcap® Index or Russell successor index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Russell Midcap® Index or Russell successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the Russell Midcap® Index or Russell successor index, as applicable, on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the Russell Midcap® Index or a Russell successor index, or the level thereof, is changed in a material respect, or if the Russell Midcap® Index or a Russell successor index is in any other way modified so that the Russell Midcap® Index or such Russell successor index does not, in the opinion of the calculation agent, fairly represent the level of the Russell Midcap® Index or such Russell successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the Russell Midcap® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Russell Midcap® Index or such Russell successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Russell Midcap® Index closing level with reference to the Russell Midcap® Index or such Russell successor index, as adjusted. Accordingly, if the method of calculating the Russell Midcap® Index or a Russell successor index is modified so that the level of the Russell Midcap® Index or such Russell successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Russell Midcap® Index or such Russell successor index), then the calculation agent will adjust its calculation of the Russell Midcap® Index or such Russell successor index in order to arrive at a level of the Russell Midcap® Index or such Russell successor index as if there had been no such modification (e.g., as if such split had not occurred).

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Index closing level on the Final Valuation Date and, consequently, the Index Return. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to the Index, a “market disruption event” means:

•

a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index shall be based on a comparison of:

•	the portion of the level of the disrupted Index attributable to that security, relative to

•	the overall level of the disrupted Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to former NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to former NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on the Index by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts; or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or any successor index.

Historical Information

The following graph sets forth the historical performance of the Russell Midcap® Index based on the daily Index closing levels from January 2, 1997 through November 15, 2007, as well as the Upper Index Barrier of 50.00% above the Initial Level and the Lower Index Barrier of 15.00% below the Initial Level (the actual Upper Index Barrier and Lower Index Barrier will be determined on the Trade Date). The Index closing level on November 15, 2007 was 1021.06.

We obtained the Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level. We cannot give you assurance that the performance of the Index will result in a return on your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. The agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 security face amount, and Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 security face amount. See “Underwriting” in the accompanying product supplement.